Exhibit 99.2

Optimer Pharmaceuticals, Inc.	OPTR	Analyst and Investor Day	Oct. 8, 2012
Company▲	Ticker▲	Event Type▲	Date▲

•                 PARTICIPANTS

Corporate Participants

David A. Walsey – VP-Investor Relations & Corporate Communications

Pedro Lichtinger – President, Chief Executive Officer & Director

Stephen W. Webster – Chief Financial Officer & Senior Vice President, Finance

Hemal Shah – Senior Vice President, Medical Affairs and Health Economics & Outcome Research

Dina Lynch – Vice President, Access, Optimer Pharmaceuticals, Inc.

•                 MANAGEMENT DISCUSSION SECTION

David A. Walsey, VP-Investor Relations & Corporate Communications

Good morning, everybody. My name is David Walsey, Vice President of Investor Relations and Corporate Communications at Optimer. I’d like to welcome you today to our Investor and Analyst Reception. Joining us and hosting today will be our CEO, Pedro Lichtinger. Also with us are our CFO, Stephen Webster; our Senior Vice President, Health, Economics & Outcome Research and Medical Affairs, Hemal Shah; and Dina Lynch, our Vice President of Access.

Before we get started, I just wanted to remind you, we will be making forward-looking statements. Actual results may differ. Please check our risk factors on file with the SEC. And with that, I’ll hand it over to Pedro.

Pedro Lichtinger, President, Chief Executive Officer & Director

Well, first of all, good morning and welcome. I’m delighted that you are all here and that I have the opportunity to communicate our new phase of development for DIFICID. We have been working for the last 10, 12 months on four key elements to propel DIFICID into an acceleration and a higher long-term market share overall. Each one of these four elements of our strategy in itself is impactful and would have a significant impact on both numbers of prescriptions, numbers of formularies, and also the type of formularies that we get. The four of them combined have a truly impactful – a true impact on the market.

So, with that, I’m going to be talking about those four key elements. Two of them are in the medical education segment. You have heard about NTAP, our new technology application success. This is now in effect as of October 1. And basically what NTAP does is it validates the superiority – the clinical superiority that our product has in sustained clinical cure. And as you will see in a second, some of the statements and process that was selected validates the potential for DIFICID to have a significant impact on the readmissions in hospital, on overall healthcare cost, and on the quality of life of patients. It also is a first step in eroding the cost barrier in hospitals, as CMS has decided to invest in DIFICID as a new technology.

The second element that we are going to be presented in our new strategy is a new data that has just been developed that responds to one of the key challenges that we have faced since launch. And that is that when we visit hospitals and when we talk to physicians, what they tell us is that, number one, they do not believe that the recurrence rate that they see are in line with those reported in the literature. As you know, the literature calls a 20% to 30% recurrence rate. They do not believe that that is the case.

Even though they’ll believe it, they secondly do not believe that when those recurrences happen that they result in a readmission in the hospital. And thirdly, that even when there is a readmission in the hospital that this readmission is paid for by Medicare and by insurance providers, and therefore, there is no profit improvement for the hospital.

What this study has done is it has taken the Medicare population, has analyzed it, and without any doubt it will confirm: that there is a 15% readmission in hospitals in CDI on average at 30 days, that there is a significant cost of each one of those readmissions, and that that cost is significantly higher than the actual payment that Medicare provides to each one of those claims. What that means to the hospital is that there is a significant impact, individually and collectively, on its profitability every time there is a readmission. And I’ll be sharing part of that data.

We cannot disclose the full data, because we’re in the process of publication of this data. It will be coming out in the coming months. But we are using it in the field. This data is available at the national level. And in addition, we have the data for the 1,200 largest hospitals in the country. And we’ll be able, actually, to sit down hospital-by-hospital to allow them to see their own data on readmissions, their own data on what it’s costing them and what they’re getting paid for, as well and as important, the profile of those patients that are being readmitted into the hospital.

So, let me – I’ve already spoken about these two strategies. But we have two other commercially-driven strategy that are very important. One, we believe that the – since launch, one of the key barriers to the adoption of DIFICID has been cost – the cost of acquisition. And it has impacted in two ways. One is at the formulary committee level. And another, which is as important at the emotional and perceptional level, of what the infectious disease community believes this product should be valued at.

So as a result of that, we are announcing a new hospital discount to address those two parts. Please remember that as I said at the beginning, each one individual, these initiatives, is capable on its own to significantly drive adoption of DIFICID. Collectively, they have a very significant impact.

I would also be sharing with you the way we actually look at the market. And the reason why this is particularly important for this contracting strategy is that although the hospital is the primary place where the prescription practices are defined in the treatment of CDI, in terms of numbers of days of treatment, so it is representative of only about 30% of the market. So although it drives the behavior in the market, it only accounts for 30% of the treatment days.

So up to now, most of you have been focused on prescriptions. A prescription in the hospital is worth, for DIFICID, about six days. A prescription in retail is worth about 10 days. A prescription in long-term care, if it is a discharge patient, it’s worth 3.84 days. If it is an initiated treatment in long-term care, it’s worth 10 days.

So, collectively, outside of the hospital, the market is 70%. And the reason why that is so important is, we have to succeed in the hospital, but the price in the hospital only affects 30% of the segment. And we believe that outside of the hospital, whatever we do in the hospital, we do not expect a reaction from payers to that price. So, I’ll expand on that later on.

The other commercial part of our strategy is that we have seen a significant abandonment rate of our drug. And let me explain what that is. One of the key parameters and drivers of prescriptions in this segment is continuity of care. It is the ability of the prescribing physician to be able to prescribe a treatment that is initiated in the hospital and to be able to complete it outside of the hospital. The patient leaves the hospital with a prescription. And if they are not able to fill that prescription in the pharmacy, they actually disturb the physician and ask for an approval to switch the patient to a generic product. And what that does is not only do we lose that particular prescription, but the prescriber loses confidence in prescribing the drug for future patients.

We have been losing or experiencing an abandonment rate in the last quarter of last year of approximately 40%. So, we have developed a very robust strategy of how to significantly reduce that abandonment rate, so that the physicians can have the confidence to prescribe and be sure that when they prescribe initially in the hospital, their patient will get the prescription filled in pharmacy.

And secondly, that when they prescribe on an outpatient basis, because as you will see, a significant portion of the market is on outpatient basis even though it’s in the hospital, they will be able to get that prescription filled. So, these are the four key strategies that I will be talking about and that we believe are very impactful.

So, this is the one I already described. I don’t know what I did. I pushed the wrong button. And I’ll talk more when I get to it. Let me move to the specifics of how we see the market from an internal perspective. First, just a reminder, this is what our product does. Most of you are very familiar with that. We have a superiority in sustained clinical cure. And we’re the first new product in the segment in 25 years. But let’s talk a little bit first about the hospital.

In the hospital, we estimate that we have 420,000 cases. And you can see below all of the different sources that we’re using to arrive at that. This is a validated source. The number of patients is about 350,000. Now, all of these cases have an average of 6.2 days of therapy.

Now, where does that 6.2 days of therapy come from? We did a lot of research and work and submitted a significant dossier to CMS. And this was validated and accepted by CMS as the existing and projected length of therapy for our product on average in the hospital. So this is real. This is not something that we pulled out of the air. It is what is happening today and what we expect to happen in the future.

The implication of that is that there are 2.6 million treatments in a – or treatment days in the hospital segment. That is how we define the hospital. It is important to know that all of these or the great majority of these patients, not all, but the majority of these patients go out of the hospital to complete therapy.

So when you look on the retail segment, we estimate that about 70% of those patients have their prescription filled outside of the hospital in a retail setting. So there are 290,000 discharges. When they reach the pharmacy, those prescriptions are for full 10-day therapy. This is because of two reasons.

On the one side, it allows easier passage through the prior authorization process from a hospital perspective. On the other side, from a pharmacy perspective, it avoids having to open bottles. Most pharmacies do not like to open the bottles. And as a result of that, you can see that the number of days is 9.9 days in pharmacy. Again, this is factual data of the number of days that our prescriptions in retail are having.

And by the way, as a cross-reference, we saw the same, exactly the same type of situation with VANCOCIN where they have a full prescription. I think in 2011, they have 13.7 days out of the 14 days. So we see the same phenomenon. So you get in reality a full prescription when you come out of the hospital.

There are roughly 150,000 initiations in the retail setting. Of those, 60,000 approximately are community-based. The remainder are originating in the hospital. This is a patient that has gone through a transplant, has a – is sent home from the hospital and acquires the disease and is still under the supervision of the hospital and gets the prescription from the hospital to be filled in an outpatient setting.

So this is a very large segment and, again, a segment that gets the same 10 days of therapy at full prescription. So overall, when you look at the retail market, the retail market has 4.4 million treatment days today. So, it is substantially larger than the hospital segment, even though this hospital segment originates and is the originator of the prescription practice.

This is very important to understand as you consider hospital contracting because we believe very strongly that anything we do in the hospital does not transfer or does not permeate into the retail setting. So giving a discount in the hospital does not mean that we are going to get a discount in the retail segment. In fact, we very strongly believe that our pricing in retail will remain as is.

And now if you move to the long-term setting, you have the remaining 130,000 risk discharges. Those have 3.8 days of therapy. So in the long-term care, the length of therapy is respected and completed in long-term care. Those discharges do not go through a switch. We have validated that through our own internal research. They are respected by long-term care.

But they only have – they are prescriptions, but they only have 3.8 days of therapy. There are an additional 180,000 initiations in long-term care. And again, many of those initiations are linked to hospital practices, but many of them are not. So, the market in long-term care is very significant. It’s almost of the size of the hospital market and, again, expressed in terms of hospital – I’m sorry – of treatment days, not of prescriptions. This is a significant departure from looking at the market by prescriptions, by actually assessing what is the value of each prescription in terms of days of therapy.

We believe this is the right way to look at the market. As you will see later on, we have a very favorable access outside of the hospital. We have over 90% commercial lives covered. We have over 80% Medicare life covered. But I’ll get back to that.

So let me get into the hospital contracting. First, we have, what we call inside of our company, a full service. So we assess how our strategy is impacting the market in a variety of parameters. This is just a summary of a few of them. And basically, what it shows is that today, we basically have universal brand awareness with infectious disease doctors. Almost every single infectious disease doctors have heard and knows or thinks he or she know about DIFICID.

Secondly, 70% of them today believe that our product is superior to VANCOCIN. Now, 73% believe that our product is just too expensive for the hospital. As important, 63% of them believe that DIFICID is too expensive for patients. And this gets back to the continuity of care, meaning that the patient is not able to pay for the co-insurance and, as a result, will abandon therapy.

This is what we’re trying to address. We’re trying to impact the 73% and the 63%, because we are already doing extremely well in the perception of efficacy and in the brand awareness of our products. But we have to impact those indexes that look at our product as too expensive for the hospital and too expensive for the patient.

So, we obviously have done a lot of work and believe very strongly that a 25% discount is meaningful and that will motivate a significant number of hospitals to reassess, independently of everything else we’re doing, their position with our product. Again, as I said before, when you combine that 25% with the impact of the readmission data, when you combine that with the impact of now having continuity of care, and you impact that with the NTAP approval, we have a very strong proposition that, in our view, will prompt a very significant number of hospitals the majority of hospitals to review their use of DIFICID.

This discount is available as of October 1, so it’s already in place. And we took the decision to make it widely available to all inpatient patients. So it’s available to all hospitals and it’s available to all inpatient patients. As I already said before, this is not available to other classes of [ph] traits (00:19:29). It’s not being offered to any other provider, to payers, to Medicare, to – it is not impacting our prices outside of the hospital.

Now this is very important because when you actually look at the true impact of the price, on a total market perspective, a 25% price decrease is equivalent to a 7% price decrease. And that does not take into consideration what we call the halo effect. Now, let me explain what that halo effect is. What that halo effect is it does not take into account any incremental prescriptions due to the increased use in hospital outpatient.

As I already said, many of the physicians that are treating inpatient hospitals, they’re treating a substantial outpatient segment of the market in retail. Again, this is because, many of the conditions, you have patient that continue to be associated to the hospital when they go through surgery or when they are treated for oncology. And when they get CDI, they get an outpatient prescription.

So we believe that while this discount is very meaningful for the hospital setting, particularly in combination with all of the key elements of the strategy, that it is only 7%. And we believe that we will significantly exceed in terms of increases in volumes, as I will share with you at the end of the presentation, than the discount that we’re giving upfront.

However, I do want to caution that it takes time. So it’s – next week, we’re not going to see this happening. So it does take time. But I do believe that, over time, this significantly changes the direction, the slope of the adoption curve of this product, as well as the long-term market share expectations for the brand.

So let me focus on continuity of care. First, as I already said, the majority of patients complete their therapy outside of the hospital. So they leave the hospital with a prescription. That prescription is for a full 10-day, primarily, as I already mentioned, because of the unwillingness of pharmacies to open the bottle, as well as the prior authorization processes that are in place.

From a hospital and physician perspective, continuity of care is critical, particularly in an antibiotic therapy. They do not want to switch in the middle of the antibiotic therapy to another agent. There is a very strong negative reaction every time a patient is refused at pharmacy level. As I already mentioned, we have had a historical 40% abandonment rate. This means that in retail, 40% of the prescriptions that our DIFICID patients came out with to go to the pharmacy were not filled at the pharmacy.

And, again, this is not since launch, because, of course, at the beginning of our launch, we did not have broad access. This is the early stage – I mean the late stage of the market performance of our product. The major issues that we have with this 40% is, of course, prior authorizations and other restrictions; the high co-insurance levels that are associated to Medicare Part D, and I’ll get into that in more depth in a second; and still a – some level of a lack of access in Medicare Part D and in Medicaid.

So, let me share with you how we see the market. There are 36% of CDI cases that are commercial cases. That means they’re covered by commercial payers. Of those, we have 95% of them covered. Meaning, we basically have universal commercial covered. In addition to that, the majority of the patients have relative low co-pays. Even though we’re in Tier 3s, our co-pays, very seldom, exceed $100. And the majority of them are less than $50. So, we do not believe that with commercial patients, we have an access problem. We have a very positive commercial access.

In Medicare Part D, we believe that about 39% of the CDI cases are Medicare Part D cases. Of those, we have 80% covered. I mean, obviously, we’re working hard on increasing that, but that’s what we have to-date. About 30% of them are dual eligible. And about 90% of the rest have significant co-insurance levels ranging between 25% and 35%. That translates to roughly 60% of the Medicare patients having to pay over $1,000. So, that is where we have a big challenge in terms of access.

When you move to Medicaid — I mean Medicaid state plans, only 20% of them cover our drug. This is because the level of discounting that we would have to make to get coverage just simply doesn’t pay. We do have, however, 98% of the fee-for-service Medicaid population. And in those, we have a very good coverage. We also have quite good coverage on the municipal side, with low coverage. And, of course, as in many category, you’ll always have the 13% uninsured that, over time, should get into the insured level, particularly if Obamacare prevails.

So, we have developed, what we call, DIFICID Rx Assist. What DIFICID Rx Assist — is a process that is already existing in the market. It is used by several other products and we are leveraging it. But every product and every company select different pieces of the offers that this process can do for you. This particular program is managed by a division of Omnicare, which, as I said, already has this in place.

And they do for us benefit investigations. They do a prior authorization management. And I have to say, most of the prior authorizations are managed in two to four hours. This is when compared to many taking two to three days outside of this process. They do distribution of our product. They are capable of sending directly to the home of the patient our product. They do coverage determinations. They find alternative funding through an NGO. And, of course, they have access to our Patient Assistance Program.

And I want to share with you what has been the result because this Rx Assist program is in the market now for six weeks. We launched it in the month of August. And in the first six weeks of its existence, we were able to impact the prescriptions being filled from the previous model that had 29% of them being filled to 75% of them being filled.

And, of course, you don’t see it yet fully in our numbers because during this period we were increasing the number of territories that we’re actually using this tool. At the end of this period, we had 50% of the territories that had used it at least once, but at the beginning there were a lot less.

So, we do expect this strategy to have a significant impact on reducing the level of abandonment overall in the market and to significantly increase not only the prescriptions that we were losing, but also providing a high level of confidence to physicians that want to prescribe our product in an inpatient and in an outpatient basis that those prescriptions will be filled at pharmacy.

Let me move to the third key element of our strategy, which is the new data that I had just mentioned. First of all, as in all of the other strategies, this is the work or the result of many months of work. This strategy was started close to 10 months ago when we approached the third-party that had access to all of the Medicare payments to hospitals for 2003 to 2009. And we focused this study on 2009 and 2010.

And they used a sample of this — although they have access to all of them, they used a 5% sample of all the Medicare patients to hospitals on CDI. And they actually paired that sample and they statistically compare it, so that it is comparable. So, they clean it up, so there are no [ph] biopsies (00:29:54). This is a clean sample representative of the Medicare population that has been used widely in many, many other projects. The sample size is substantial. We’re talking about over 3,000 patients that are — can be paired in each group.

What is the result of this analysis? Number one, as I already said at the beginning, there is a 15% readmission rate in the United States on CDI. It’s not 10%. It’s not 12%. It is 15%. As I already said, we will be able, not only to provide national numbers, but to provide specific individual hospital numbers for the 1,200 largest hospitals. We already have 25 of them. By the end of this month, we’ll have 300. And by the end of November, we will have the full 1,200.

It is important to understand that many hospitals — I mean, of course, all hospitals — in some place of the hospital have these data. But this data is non-available. It is not presented and not given to IT departments or to pharmas — PharmD departments in hospitals. They can get it if they specifically request it, but most of them do not have this level of data. They do not know their level of readmissions. They have developed, in most cases, shadow systems, systems to try to calculate it, but this is the real readmission level.

Secondly, we know we will be able to show what is the national impact on length of stay both overall and at the ICU level. And we’ll be able to show that to each hospital. We will also be able to show that on average, when CDI happens, there is a 16% incremental cost to the hospital. This is not our number. This is the number the hospital submitted to CMS. So, this is the real cost that the hospital believe that they’ve experienced.

We will also be able to pair what was paid for that case by Medicare which while the cost grow 16%, the payment grow 5%. So, on average, in every one of these cases, the hospital is losing money. And I’ll show you the specifics in a second. And we will be able to go to each hospital and show them exactly what is their situation. We will also be able to tell them what is the profile of the patient that is being readmitted. So, we can say 20% of your readmissions are sepsis patients or they are pneumonia patients or whatever they are. In that specific hospital, we will be able to say and, of course, we will be able to project that data at the national level.

This is very powerful data. As I said, we started sharing it last Monday and I mean it is very powerful. But, as I said also at the beginning, of course, it doesn’t impact everyone. There are hospitals that have only 20% Medicare patients and they are in a different situation. There are others that have 80% or 90% Medicare patients. So, as I said before, each one of these initiatives, individually, has the potential of significantly moving the needle in acceleration of prescriptions and overall market share — long-term market share. But, collectively, they have a very strong impact.

So, let me get more specific. This is the impact on length of stay. There is a 3.2, almost an 82% increase in length of stay when patients get CDI. There is an increase of 166% in ICU stay, although it’s 0.6 of a day, as you know, the cost of staying longer in the ICU is very significant. So, this is very powerful cost data.

Secondly, the cost to the hospital represents an incremental $2,200 on average when the patient gets CDI. I want to remind you that we’re comparing apples-and-apples. So, what this is, is the same type of patients that have been cleaned, so that they are comparable with and without CDI. So, on average when you get CDI, it costs $2,200 more to the hospital. And for Medicare patients, the hospital has paid only an incremental $600. So, what that means is there is about a $1,600 on average incremental cost to the hospital for every CDI case.

I want to remind you that this is used in the hospital for six days at the current price without the discount and excluding the impact of the NPAT payment. That cost is about $1,600. If you do the calculation yourself, it’s a little bit over that. So, even before the discount and before NTAP, this is — this patient population in Medicare patients, on average, basically can be used without an incremental cost to the hospital in every case. And this is first-line, as well as second-line.

I mean, so we believe that this is very powerful data. Obviously, that when we apply a 25% discount, you now have, on average, a profit, a benefit financially to the hospital on average. This is in addition to the quality of life impact to all of the impacts on readmission rates, et cetera, that are very important.

I want to take also, on the side, a moment to talk about what is already happening on readmissions and what is expected. As of October 1, the first penalties that CMS has imposed on readmissions in three therapeutic areas: pneumonia — I’m sorry?

Unverified Participant

Heart failure.

Pedro Lichtinger, President, Chief Executive Officer & Director

Heart failure. And what’s the second?

Unverified Participant

Myocardial infarction.

Pedro Lichtinger, President, Chief Executive Officer & Director

Myocardial infarction. On those three, there — they have issued a list of 2,100 hospitals that are now getting [ph] a cup (00:36:56) in their Medicaid payment anywhere between 0% and 1%. There are 170 hospitals of those 2,100 that are now getting impacted by the full 1% decrease in payments from Medicare. This is going to go to 2% a year from now. And it’s going to go to 3% the following year.

We have already had a couple of those 170, but we intend to go to all of the hospitals on that list that have approached us because, as you know, in general, CDI represents roughly or has the opportunity to impact about 1% of the readmissions. 1% is huge. It’s very significant. We can actually impact the level of readmissions and help some of these hospitals get into a lower tier of punishment or out of the list of punishment. And I want to highlight, we do not have a readmission claim. You have to believe that by having half of the recurrences, you’re going to impact readmissions. And if you read the NTAP — CMS view, they also believe that we will impact readmissions.

I’m sorry. I already spoke about this. It’s going in the opposite side. Sorry. So, we’re very excited with our new data. We think it’s meaningful. We think it allows the hospital to really understand the burden and cost of the disease. We also believe that it allows the hospital to understand what is the profile of the patient that is being readmitted to the hospital.

Now let me move to NTAP. As all of you know already, NTAP is a procedure that has been adopted by CMS to erode the access barriers for new technologies in the hospital. As you know, we’re the first oral to be able to obtain this NTAP approval. It is, again, the fruit of many, many months of work and we’re very proud of it. As I said at the beginning, if you look at what you have to achieve to be eligible. One, you have to offer clinical improvement. CMS has to believe that this drug will impact patients, will impact admissions, will impact cost.

And if you read, there are 112 pages in the CMS site. There are pieces of it and I’ll just quote a small one in a second of the analysis that CMS went through. In addition to that, it has to be proven that this therapy represents a barrier to its use, but it’s inadequately based under the existing DRG process.

And then, you will estimate what is the cost of the therapy. And the philosophy at CMS is to invest 50% of the cost of that therapy. This is where we estimated and CMS endorsed the use of 6.2 days in the hospital. And the 864 days come from half of the cost of 6.2 days of visits. I’ll speak a little later on about the mechanism through which it’s paid. That is the way it’s calculated, not the way it’s paid.

But it’s very strong in what it does. It validates the clinical significance, the clinical advancement of our product. And secondly, it erodes the cost barrier. On the side, you should know that CMS has set aside a budget of $35 million to cover in 2013 the cost of this initiative for DIFICID. I mean you can make your own calculation, $35 million at a $868 per patient. Even if all of them had the maximum payment, you can make your calculation, that’s a lot of patients. This is what CMS believes. I’m not saying we agree with them because their objective is to make sure they do not exceed their budget. But we believe that it is a clear sign of the extent of impact that they believe this can have.

This is the statement I mentioned. We believe that DIFICID represents a treatment option with the potential to decrease hospitalization and physician office visits, and reduce the recurrence of CDAD, as well as to improve the quality of life of patients who have been diagnosed with CDAD. I mean, this is very strong, powerful validation of what we believe. Again, we don’t have the data. It’s not on label. But this is what CMS has said about our product and this is what we believe our product can do.

Just as an example — and please, this $20,000 are purely hypothetical. This is not the actual cost. You saw before when I shared with you the new data on the cost of Medicare that it was about $16,000, not $20,000, but we use this to exemplify how the system works. If you have a situation where the cost of the case is below the $20,000, meaning, you did not exceed the payment that CMS makes for that case, you will get no NTAP support. You can have a case where you partially exceed the cost and then you get less than the $868. And then you can have a case where you significantly exceed the cost, but still the maximum that they will pay is $868. So, this is how NTAP works. And, again, it is applicable to all Medicare patients in the inpatient hospital setting.

So, we’re very excited with the four key elements of our new strategy. We believe that each one of them individually has a significant impact and potential to move the use of DIFICID. Collectively, they really are highly impactful. We believe that almost every hospital will have a review and will have a second look, either because they like NTAP, or either because they like the discount, because they like the new data that we’re providing, because the new continuity of care information is strong, or two or three or all of them are believe to have an impact in that particular hospital.

So, with that, let me call Stephen to the podium. We’re going to talk a little bit about a financial update. And then I’ll come back to provide you with a more in-depth outlook for the long-term for our product.

Stephen W. Webster, Chief Financial Officer & Senior Vice President, Finance

Thank you, Pedro, and good morning, everyone. We’ve just got a couple of financial slides that’ll pick up on our press release from this morning and exemplify one of the things about the strategy that Pedro just explained. I’d like to point out again. This was a very successful first year launch. I wasn’t there. I can’t take a lot of credit for that. But during the first year of the launch, DIFICID did $51.1 million in net sales.

In the hospital market, at this day and age, it is a phenomenal launch. And I think it speaks to the capabilities in the organization as well as the characteristics of this drug, which are clearly superior to some of the other things out there.

We did release this morning preliminary third quarter gross sales. This is not a habit we’re going to get into. But in light of having the day-to-day, we thought it would be fair to let you know the top line gross U.S. sales of DIFICID were $18.4 million. That’s up about 3% from the prior quarter. And as we’ve talked a little bit about, this market does show some seasonality in the June, July and August months historically.

This is a slide to illustrate a little bit about the magnitude of the discount. One of the things we feared is some of you guys today would say, oh, 25% discount. I’m cutting my revenue projections by 25%. Not the case. I think Pedro made a very, very cogent argument. The hospital today represents about 35% of our business. Longer term, we think it will be about 30% of our business.

And if you look at the Q3 numbers of $18.4 million gross, the hospital market represents $6.4 million of it. And giving those revenues a 25% haircut out of the box represents about a $1.6 million, in essence, loss from what we’re doing now by providing the 25% hospital discount. And to give you a little perspective on what it’s going to take to make up for that discount, we currently have almost 1,000 hospitals on formulary. And if each one of those hospitals buys 0.8 extra bottles in a quarter, that volume will make up for the price discount. And intuitively, that seems very reasonable to make.

Lastly, I’m very excited. In the press release this morning, you saw that we announced that we just raised, in essence, $60 million in non-dilutive financing. You’ll remember we have — pardon me, we had a 43.5% share in a former subsidiary of ours called OBI. This is a Taiwanese company working on a breast cancer molecule. And we had reached an agreement that we announced this morning to sell our remaining stake to the shareholders of OBI for $60 million. A phenomenal raise-up for us, again, non-dilutive to you guys. This is a transaction we’ll see the majority of the proceeds in the fourth quarter and we’ll see the remainder of the proceeds in the first quarter of next year.

And that’s all I had, but we’ll be around to take questions. I’d like to now turn it back to Pedro to close up and host the Q&A.

Pedro Lichtinger, President, Chief Executive Officer & Director

Thank you. Well, first thing, what we’re doing here is we first wanted to convert treatment days to value and use in the hospital the already discounted price, so that you get an idea of what is the value of the different segments. Number one, the market in the United States expressed at the price of DIFICID is worth $2 billion. Number two, of those $2 billion, about $500 million are in the hospital. So, in value, about 25% of the market is in the hospital. That already includes the 25% discount.

As I already said, what we are doing is in many ways replicating several market experiences, one that is very close to this market, which is the VANCOCIN one, where you have a lower price in the hospital to increase your adoption and get the benefits in retail and in long-term care. As you can see, the largest market by far is the retail market and this is the market that we expect to see the most benefit.

In addition, as we look forward, in the United States, in the past few years, we have seen a 2% to 4% growth in this market. We believe that this level of growth should remain, for the foreseeable future, the underlying drivers of growth in this market, which include the aging of the population, the use of antibiotics. We do not see them changing. In fact, we do see — and I was just at an advisory board over this weekend with 25 infectious disease pharmacists — we see a significant increase in the adoption of the PCR diagnostic. The 25 hospitals that were represented in this advisory board, five of them already have it in place and quite a few of others are evaluating its use.

So, we believe that there will be broad use of PCR in this market. And what that does in every single individual hospital where it’s adopted, you see a 30% to 50% increase in the number of cases. That is not in these numbers. These are cases that exist today that go under-diagnosed.

So, when we look at the initiatives that we have, these are the market shares — I’m sharing with you the market shares that we believe that we will achieve in each one of those segments with the strategies that we already have in place. So, we believe that we will achieve a higher than 28% share of the hospital market, a 25% — a higher than 25% share in the retail market and a higher than 20% market share in long-term care.

Please note that we’re not giving guidance. These are indications of where we believe this product can go to. From the beginning, I have said that this molecule has the potential to reach blockbuster status. This is just in the United States. When you add the international revenues, you will reach this level of blockbuster status.

In addition to that, we are working very hard and my hope in the fourth quarter to come to you with news that we have started our patient enrollment in our prophylaxis trials. I want to say that, as I have conveyed before, our objective with prophylaxis is to get a broad, immune-compromised segment claim for prophylaxis. The immune-compromised segment approaches 50% of the market. And when you apply prophylaxis, you go from treating patients that get the disease to treating patients at risk of getting the disease. So, we believe that that market and that potential is much higher than the drug itself. As I already said, DIFLUCAN, which is the product that bid this in the past, went from $360 million to roughly $1.3 billion in revenues. We are very excited with that indication.

We are also close to initiating our multiple recurrence strategy. Now, why is the multiple recurrence strategy important? Well, first of all, it’s a commitment to the EBITDA, so we have to do it. But secondly, we believe in the multiple recurrence setting, for which we’re not approved today, we will require to have a longer therapy. What that means is that longer therapy will expand the market size of the segment that encompasses multiple recurrences. So, we see that as a significant opportunity because, obviously, already today, where we are most used is in multiple recurrence. And our shares will increase and achieve higher levels in that segment than in any other segment.

And finally, we have conducted, as you know, several post-hoc analyses of our pooled data. And we have very clearly seen that our drug is statistically superior in several subpopulations. Again, this is post-hoc analysis. So, what we’re going to try to do is to conduct the development program to actually put them on the label. This includes concomitant antibiotic use and it includes oncology. Now, again, having those superiority of cure populations on the label will significantly increase market share and, in our view, will be a strong long-term competitive strength of our product.

So, let me just close this presentation by saying we’re very excited with the entering of the new phase of development of DIFICID. We are introducing four key elements of our strategy. Each one of these key elements, the new hospital contracting, Rx Assist for continuity of care, our approval of NTAP and getting it in the field, and which one am I forgetting, yes, and the data readmissions, all of them, individually, have a very strong impact in the market. Collectively, they will significantly move the market. And we believe that we have a blockbuster potential with our product and we’re very excited with its future.

So, let me stop here and opening up for questions. Yes?

• QUESTION AND ANSWER SECTION

<Q>: [Question Inaudible] (00:56:13 — 00:56:31).

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Let me try to repeat the question, so that everybody can hear. We have a mic? So, maybe you can give it to him because that will help me.

<Q>: Sure. Thanks. So, the question was how does the discount affect the cost of care or the DRG payment on slide 27? And then also, if you have any market research on proportion of patients that fall into example two or three? Thanks.

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: So, the first part of the question, so I’ll ask Hemal to take it.

<A — Hemal Shah — Optimer Pharmaceuticals, Inc.>: Okay. So, with regard to the NTAP payment and how it affects the DRG payment, the NTAP is actually incremental to the DRG payment that the hospital receives. So, regardless of what the DRG is, if CDI exists, as a condition that’s reported on the DRG and the patient receives DIFICID, they then are eligible for the NTAP payment if they’re a Medicare fee-for-service patient in the hospital setting. So, it’s an incremental payment above and beyond the DRG.

As far as the number of patients that actually fall into the category where they would perhaps qualify for the additional payment, based on the data that we submitted to CMS, it was approximately half of the patients that are in the Medicare fee-for-service population that currently, according to those data, actually exceed the DRG payment threshold.

<Q>: And just a clarification on the first question, does the discounting affect the DRG or not?

<A — Hemal Shah — Optimer Pharmaceuticals, Inc.>: The 25% discount?

<Q>: No, I’m sorry.

<A — Hemal Shah — Optimer Pharmaceuticals, Inc.>: That’s separate from the DRG.

<Q>: Perfect. Thanks.

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Yes. Wait for the microphone, so we don’t do it twice.

<Q>: Thank you. So, in terms of a continued therapy, so I think last year you showed that in the hospital, vancomycin slurry is being used up to about 80% of the use of treating CDI. So, now that VANCOCIN has gone generic, would it then make sense for them to use a slurry VANCOCIN and continue with our original VANCOCIN rather than switching to DIFICID?

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Well, first of all, from a hospital perspective, what is used outside of the hospital, provided that it can be prescribed and filled, it doesn’t matter. What I’m saying is a prescribing doctor in the hospital will make its decision on what is best to the patient in the hospital provided that when they leave the hospital, it will be filled. So, we do not see a significant increase in the use in the hospital of VANCOCIN. We — I’m sorry, of vancomycin.

What we will see is a replacement of the VANCOCIN in retail by the generics and a replacement of the slurry by the VANCOCIN oral generics. I don’t know if you understand what I’m saying. In the past, it was said 20% VANCOCIN, 80% slurry in the hospital. We believe it is now approaching 50%/50%, meaning not VANCOCIN but vancomycin oral generics. Their list price is very high, but they give discounts. So, they are able to penetrate and compete with the slurry and over time, they will displace the use of the slurry. I don’t know if you [ph] agree (01:00:25).

<Q>: Okay, okay, good. Good.

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: But we do not see them impacting at all the DIFICID patients.

<Q>: Okay. Now, in terms of the generic oral VANCOCIN, I think [ph] WAG used (01:00:38) like more than five times less than DIFICID. So, what’s the patient’s co-pay for generic VANCOCIN?

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Oh, it’s $5. So, it’s very low co-pay. As I said, for a disease of this severity, in the commercial side, paying less than $50 is not a serious barrier. So, although we are 10 times the co-pay for the majority of commercial payers, it is not an issue to go through this disease and be willing to pay $50 to $100.

<Q>: Okay. Last —

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: When you move to Medicare, that’s different.

<Q>: Okay. Last question is, in the hospital setting, is DIFICID used primarily in the third-line? I mean, could you kind of quantify what’s the first-line, second-line, third-line penetration of DIFICID?

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: We do not have adequate data on that. So, I mean I cannot quantify. I can give you, how to say, gut feeling directional estimates. We do believe that we have a much higher use in third-line. But we do have a significant use in first-line in the subpopulations. There are a series of algorithms that have been deployed in several hospitals that are driving first-line use in certain subpopulations. We believe this is the future, and that the strategy that we are launching will actually accelerate that process. I don’t know, Hemal, if you would like to describe one or two of those algorithms. For example, we have a very good one at Ohio State, so I don’t know if you want to describe them.

<A — Hemal Shah — Optimer Pharmaceuticals, Inc.>: Sure. So, the way that some of these algorithms are currently being implemented is that they’re looking at populations where they would use either metronidazole or vancomycin and then other certain types of patients where they believe that it would be appropriate to use DIFICID first-line. And where they’re focusing are on patients that are at high risk of recurrence. So, for example, they may actually place DIFICID as a first-line treatment option for the cancer patient or for the bone marrow transplantation, those that are immunocompromised, those that are on concomitant antibiotics.

So while different hospitals have implemented different variations of these types of treatment algorithms, typically what they’re doing is they’re looking for the patient that’s at high risk of recurrence and trying to stratify, so that those are the patients they would place for use of DIFICID first-line.

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: So while in the first six months of use, I would have told you we’re definitely third-line. Today, I can tell you we have a rapidly growing first-line use and are very excited with it. Yes?

<Q>: I’m just wondering if you can give some more color on the Rx Assist program. So I know it’s only been implemented for, I think, you said, six weeks, but do you have information on how many patients are receiving funding from an NGO versus how much are going through Optimer?

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Well, let me ask Dina to answer.

<A — Dina Lynch — Optimer Pharmaceuticals, Inc.>: Right. So the program, again, as Pedro mentioned, has only been in place for six weeks. It is a complete full service benefit investigation, prior authorization hotline. If the patient is somewhere along the way, it says that their out-of-pocket is too high, they mention that their co-pay is too expensive, then the third-party will initiate contact with an independent non-profit organization which often happen in the most specialty type drugs and biologics. With an independent party, they have their own OIG guidelines in terms of the rules and in terms of what patients they can fill with the household incomes of the patients. And that independent non-profit organization completely determines whether or not that patient receives assistance.

So right now, we have, like Pedro mentioned, 75% of the program — it’s about 25% approval to 75% approval. But that’s a combination of research assistance and also just a prudent prior authorization because remember physicians oftentimes will not prescribe something if the work upfront is too hard. And so we’re filling [ph] DIFICID scripts with Rx Assist now (01:04:53) just by helping them to initiate prior authorization support.

<Q>: So the third-party has a sliding scale that determines other patients?

<A — Dina Lynch — Optimer Pharmaceuticals, Inc.>: It’s completely determined by the INO.

<Q>: Okay.

<A — Dina Lynch — Optimer Pharmaceuticals, Inc.>: So independent non-profit organizations are usually disease-specific and those determine their own criteria. So whether or not patient makes a certain amount of money, they have to be covered, so they’re not indigent patients. But the independent were completely out of that process and the independent determines whether or not the patient receives assistance.

<Q>: And then do you have a breakdown of how — roughly how many patients receives assistance not from Optimer versus Optimer assistance?

<A — Dina Lynch — Optimer Pharmaceuticals, Inc.>: I don’t. There are actually two different foundations out there that you could research.

<Q>: Okay. What are those foundations? I can look it up.

<A — Dina Lynch — Optimer Pharmaceuticals, Inc.>: Yes, you have to look it up. They’re usually disease-specific.

<Q>: Okay. And then one last question. Do you have information on the breakdown of the abandonment rate between commercial payers versus government payers?

<A — Dina Lynch — Optimer Pharmaceuticals, Inc.>: We do actually, yes. As you can imagine, prior authorization support is higher in the Medicare population because what happens in Medicare traditionally with any type of a new drug is they put prior authorizations on them and so the prior authorization support of abandonment. Because the prior authorization was higher in Medicare than it was in commercial, there’s not as many restrictions on the commercial patients. But overall, Medicare prior authorization is only 40% for DIFICID, which is actually pretty low for a new brand.

<Q>: Thank you.

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Yes?

<Q>: Hi. I just want to follow-up on that last question. I know there are some restrictions on the ability to do co-pay assist for Medicare patients. So can you speak about what Rx Assist can do in the Part D and can’t do in the Part D population since that seems to be the more challenging population? And then I have a follow-up question.

<A — Dina Lynch — Optimer Pharmaceuticals, Inc.>: Sure. So that’s a really good point. So Medicare patients — typically pharmaceutical companies will use things like co-pay cards which most people are familiar with. We all probably have had those from our physicians before. In the Medicare population, you cannot use co-pay cards. So the only way to really have assistance for Medicare is in to do a Patient Assistance Program, which is for indigent patients, or to do — to try to do co-pay research through the independent non-profit organizations which are completely outside of the pharmaceutical companies’ responsibility.

<Q>: And the second question I had was on integrated delivery networks. It would seem that the message, particularly on the pharmacoeconomic data and the readmit data would resonate with a closed network. Can you speak about any successes with the Kaiser’s or the Mayo’s or the Cleveland Clinic’s of the world?

<A — Dina Lynch — Optimer Pharmaceuticals, Inc.>: Sure, yes. So you’re exactly right. The independent non-profit — I’m sorry, the IDNs are actually very quality-driven and protocol-driven. So depending on the level of their integration and they are rated from one to five in terms of how integrated — truly integrated they are. But these systems, the messages that we’re having there in terms of quality, in terms of the Avalere data, in terms of overall protocol development, are very positive. And we’ve had several significant wins in some of the IDNs most recently. My team has only been calling on about the top 80 IDNs for the last few weeks. So it’s still pretty new in the — in our strategy.

<Q>: So you had wins in the last few weeks?

<A — Dina Lynch — Optimer Pharmaceuticals, Inc.>: Well, we’ve had several conservations over the last few months, but that was only with one individual calling on the IDN. So now we’ve taken that to 80 of the top IDNs in the country and there’s a full team now dedicated to calling on those people.

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: So from a strategy point of view, we believe that segment accounts for over about roughly 25% of patients. And we believe that it’s a key part of our strategy to actually engage these IDNs and they are being responsive to, again, as I said before, the collective new four key element offer. And that they will be a key part of our implementation. Yes?

<Q>: Hi. I’m just wondering if you can talk about the gross to net you’re currently experiencing in retail and long-term care channels? I’m trying to get a sense of with the 25% discount in hospital, what do you expect kind of the overall gross to net to be for the drive going forward?

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Well, we — I don’t think we’re providing the gross to net full impact. I mean I — we are having a much higher growth in retail and in long-term care and do believe that long-term we need to accelerate our growth in hospitals. So this strategy that we’re announcing today is directed at the hospital. We have a separate strategy that we’re working on for long-term care that we will announce on a later date. But I mean if I understand correctly your question, what we have in — have disclosed today, is that the overall price impact on an average market structure is about 7%. So this would add, over time, a long-term, a 7% increment in our GTN assuming that we behave in the proportion as the market.

<Q>: Hi. Just a couple questions. When we think about the discount, the hospital contracting, is there a minimal volume or are there any requirements on who gets the discount?

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: So we decided to make this upfront. And the reason for that is the volume contracting takes a long time, is selective, and a few will join, others will not join. And also, at this stage of development of our product, we don’t have clear metrics on which to base volume increases. So a hospital that uses three bottles, I mean, should they get rewarded because they sell six? The answer is absolutely not. So we decided to make it upfront and make the conversation different in terms of combining everything that we’re offering and motivating a formulary review and hopeful improvement but, unfortunately, we’re not there.

<Q>: Okay. And then just one more question. If we think about the cost advantage of DIFICID in the new research that’s being done in the hospitals, can you just sort of walk us through the math behind talking to hospitals about using DIFICID first-line with all these new data that you have?

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Well, I mean from the beginning, we have said that this drug should be used first-line in patients at risk of recurrence and with a high cost associated to that recurrence. This is consistent from what we have been saying from day one. And every hospital in this country is different. And basically some get very emotional and like the idea of oncology. Others like the idea of concomitant antibiotics. Others like both. We do have a one or two that actually use age. So I mean, you have to tailor it to the specific needs of a hospital and they do vary. And they vary not only because of their need but the specific, how to say, sensitive points at that point in time for that particular hospital. This is why the — I believe the algorithms will be slightly different in almost in every hospital.

<Q>: You mentioned that you’re looking at the demographics of how the hospitals dispense and the IDs work on this. Can you give us a little bit of data mining on the demographics of the patients that would benefit the most and how the IDs are looking at them, i.e., the patients that are the sickest, the demographics of how they have decided to dispense that way and give us a little bit of color on that side? Thank you.

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Well, first of all, we’ll stay away from the concept of the sickest. This is not a drug to treat by severity. This is a drug to treat patients by the risk of recurrence. So you can have a 85-year-old that has a relatively moderate disease and have a very high risk of recurrence because of being renal impaired and having 10 or 12 bowel movements. And that patient, you can contrast with a 40-year-old male that has a severe disease and has a 10% risk of recurrence. So we are talking about a different paradigm. We’re not talking about treating by severity of the disease or how severe it is. So I just wanted to clarify that. Can you repeat the other part of the question?

<Q>: Are you seeing any demographic distinctions? For instance, different patient populations where you’re seeing greater affect or greater input? How are you approaching each of the different population pools and different hospital settings?

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Well, first of all, just as a reminder, collectively these subpopulations, we believe, account for about 70% of the population. So when you combine and take out the overlap between concomitant antibiotic — sorry, age, oncology, immune-compromised, renal impair, and you get to about 70% of the population. Where we’re seeing the most traction at this stage is in transplant and in oncology.

<A — Dina Lynch — Optimer Pharmaceuticals, Inc.>: Yes. If I could just add a little bit more to that. So the way that we see the value of using DIFICID, which is also I think where — with a lot of the new data that we have, we’ll see a shift as well, is that it’s really not, as Pedro said, the most sick patient, that’s the most appropriate. If you believe that the value of DIFICID is in reducing that risk of recurrence and improving sustained clinical response, what you want to do is use a drug in a patient that’s at higher risk of recurrence. And some of these patient populations age over 65. They’re on concomitant antibiotics. They’re immunocompromised, for example, cancer or bone marrow transplant, things of that sort. Those are types of patients that are at high risk of recurrence.

So the way that we’re approaching this is in our strategy in terms of communication is if — choosing patients that are at high risk of recurrence and then helping these institutions see that those types of patients and that fall into those categories are also the ones that have very high costs associated with their hospitalizations. They have incrementally higher lengths of stay when they have CDI. And if you look at what Medicare reimburses for patients that have these types of conditions with CDI, the amounts that it cost the hospital to manage that patient versus what they get paid back by one of the largest public payers, Medicare, is much lower than what it’s costing them.

And so that’s really where the value story lies. And if those patients get readmitted to the hospital, typically a hospital thinks, well, if they get readmitted, I get paid again. But if they are losing money every single time that patient is admitted, there is not a value for that patient getting readmitted. So the importance of reducing that rate of recurrence and the potential for a subsequent readmission is a critical part of the value story.

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Just let me add. I have heard in some cases that we are looked as a competitor to fecal transplants. Fecal transplants are conducted at the end of the line. The patient not only has a low risk of recurrence, but high risk of death. So basically, that is not the right patients for our drug because you will not be able to see the impact on recurrence.

We are used, together with vanco, with metro, and I don’t know how many other things because you are now trying to save the life of the patient. And we are used in those patients. But we do not believe this is the ideal patient for — to get the full benefit of this product. The benefit of this product is to reduce recurrences, not to treat the ultra severe close-to-death patients. Yes?

<Q>: A question to Stephen. In the third quarter, [ph] you knocked the growth of sales of (01:17:31) $18.4 million. Was the gross to net discount similar to the second quarter?

<A — Stephen Webster — Optimer Pharmaceuticals, Inc.>: We haven’t completed the quarter. We’ll be doing a full Q3 update at the — on November 1, I believe, is the date. So we haven’t released any of these. We just released gross top line sales today.

<Q>: Yes. Also, you mentioned that a soft third quarter sales is contributed to some of the seasonality in the summer. And are you seeing reverse in October? Are you seeing sales picking up after the summer?

<A — Stephen Webster — Optimer Pharmaceuticals, Inc.>: Again, we’re not going to give any interim. We don’t do that. But if you looked at VANCOCIN sales historically, there is definitely some summer seasonality in the June, July and August timeframe. If you look at other hospital antibiotics companies, you can see that the Q3 is often one of their softer quarters. So those things, we believe, did impact our third quarter, but we’ll give you a full update on the 1 of November when we go through it.

<Q>: Okay. Last question for Pedro. So in the past, you mentioned that within like by the third year of launch, you expect Optimer could break to even. Are you still stand by that statement?

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Absolutely. We are committed to a breakeven by the third year, which would be July of 2014 or earlier. There is absolutely no question in our mind that we will achieve or exceed that target. So the answer is yes. And, of course, it is a combination of revenue and expenses and we will manage both to be able to reach that target.

<Q>: Okay. Thanks.

<Q>: You provided some revenue splits between hospitals and retail, roughly 35%/65%. It’s roughly in line with days of therapy, six days versus 10. But yes, you commented 40% of retail scripts were abandoned. Does that still hold that hospital represents roughly a third of your revenue?

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Well, let me clarify. The graph that I showed, which is this one that is in — on the screen, the 4.4 million, 2.6 million, 2.3 million, is the market structure. This is not DIFICID sales. Today, we have higher sales in the hospital. As you saw from Stephen’s presentation, our share today of bottles is 35% in the hospital. So — and this is because we have a high rate of abandonment. I don’t know if I explained it.

<Q>: It just doesn’t seem like much of a meaningful difference, 30% and 35%. When 40% of your retail scripts are abandoned, I would have thought a more meaningful difference. I just wanted to check on that.

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: No. It is quite significant, absolutely.

<Q>: Okay. And then regarding your 25% —

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: By the way, it’s not 30%. It’s 28% versus 35%.

<Q>: Okay. The 25% discount that you landed on, can you comment a little on how you arrived at that and some of your market research that would have suggested the impact on penetration in response to that level of a discount?

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Well, I mean obviously a 70% discount gets widely used 100% share. So we have to balance our best assessment of the combined impact of all of these strategies. So we wanted to have one that would be meaningful. Each one of these initiatives on its own has the potential of moving the share anywhere between 15 and 30 points. Collectively, they have the potential to have a dramatic impact at the market.

So the answer is if we would have been without the other three, we would have needed a much higher level of discount. So, when you do the analysis of what is the level of discount you need to achieve certain level of share, obviously, the more you give, the more you get. This is a highly price-sensitive segment.

But our belief is that the 25% is meaningful to motivate hospitals in combination with the, what we call, the Avalere data, which is the company that is helping us for the readmission data in combination with continuity of care, in combination with the NTAP erosion of cost. All of them combined will get us to where we believe we should go to, which reflect the long-term shares I displayed.

<Q>: So we know not to expect immediate impacts from all these and that it will take time. But just taking a step back, overall hospital trends, when should we start seeing traction from all these programs?

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Well, I mean my own view is I would hope that we will see some traction relatively soon. One element that I wanted to mention is in line with this strategy, we’re trebling or close to trebling the number of medical education programs that we are having. In the month of October alone, we are approaching 160 medical education programs. So we believe that — those strategy because we have a lot to educate. We have a lot to communicate to the market. So we are investing or shifting our investment from other priorities to actually making sure that all of the hospitals or as many as we can get this information as soon as possible and are able to understand it.

We are first focusing on what we call the DIFICID lovers. We have 200 hospitals that actually love DIFICID. And in those patients, this strategy is the most impactful. It will take more time to go to an academic center where we’re not on formulary to present this data and to get us — to get them to put us on formulary. That might take six months or even 12 months. So we have to very selectively target. We only have 100 sales representatives and we have to decide where do they go with this information first. And which hospital do we get the information on readmissions, so that we can go to them and impact them and get the impact.

So the answer is I believe that there will be an impact relatively soon. But I mean obviously I cannot comment on the first week of October because I don’t know, to be really honest. I’ll get that information later today. So if you catch me at the bar, I can tell you. No, I’m just kidding. Yes?

<Q>: Last quarter, you reported that there were 900 hospitals with DIFICID on formulary, I believe. Can you speak to — or do you know what percentage of them have adopted the NTAP or can you give us feedback on that? That’s the first question.

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Well, I can address that, [ph] Dave (01:24:43). First of all, we don’t know. The question of how many adopt NTAP, I think should be refrained. In my view, any hospital that uses DIFICID for the Medicare population have NTAP. And the reason why I say that is hospitals are incredibly efficient in getting money from anyone they can. And they have a department that are fully dedicated to processing the claims to Medicare. We are one new DRG. They do need to understand that. But if you have 20 prescriptions of Medicare patients in your hospital, you would be crazy not to go after the 20 and see if you can get, I don’t know, $2,000 or $3,000 to start with. So mind you, it’s not a question of adoption. This is universally adopted by definition because it is available to every hospital.

This is — so the question of adoption is not the right one. The question should be how many of the hospitals are motivated by NTAP to reexamine their stage or their process in the formulary. And how many of the physicians acting in that hospital, given whatever we are in the formulary, are going to be increasing prescribing practices as a result of NTAP. That is the right question. And at this stage, we’re not prepared to answer. Of course, we’re doing a lot of research and — but I believe those are the key questions. And as I said at the beginning, NTAP has the potential to impact formulary status and it has the potential to impact prescribing practices in hospitals.

<Q>: So — and just as a follow-up, can you speak to how many formularies have actually said no to putting DIFICID on, to give us a sense for what the opportunity set might be for them to reassess?

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Well, we are today in 1,000 hospitals, roughly, a little bit less than 1,000 hospitals. So for — last time, we told you 900. I don’t have the exact number, but, let’s say, it’s 980 or something like that. In those hospitals, the first opportunity that we have is not to get another 200 hospitals. The first opportunity we have is where we are on formulary. And we have many places where we’re on formulary and we’re getting very little use because you have a second screen which is the infectious disease department who says, yes, your own formulary, but I’m only going to use it for some of those fecal transplantations.

I mean, I’m exaggerating the point, but our biggest opportunity short-term is actually to leverage the formularies we already have and to use NTAP in the other key elements of our strategy to motivate prescribers to actually leverage the formulary they have. If you were to project the formularies we have today and translate them into revenues, we would be selling three or four times what we sell today. So the answer is, that’s the biggest opportunity. The second opportunity is to go back and ask those same 980 hospitals, well, you put us on a highly restricted status. Will you now move us to a different status? That’s the second opportunity.

And then the third opportunity is to go to the hospitals that have not yet made a decision. And say, well, you haven’t made a decision. Will this help you make a decision? And only at the end, the fourth segment would be those hospitals that have rejected us. Because, reviving a dead child is a lot more difficult than nurturing one that is alive. I mean, sorry for the analogy but — so that — at least, that gives you an idea of how we’re thinking in terms of strategy and focus of the company of where we’re pulling the resources to leverage our strategy.

<Q>: A non-related question, the IDSA meeting, I think, is later this month. Is — are the professional society guidelines an important factor or do you believe the DIFICID messages are already —

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Well, the guidelines are fundamental to our product and to any product. We believe that the guidelines will be issued sometime in the fall next year. We are working very hard to — with all of the key opinion leaders and hope that we will be included, not only included, but included in the right place which, as I described, is in those patients that are at risk of getting recurrence and that — those — that will come across in the guidelines. But obviously, at this stage, the guidelines are not done. They’re going to happen, if we’re lucky, by the fall of next year and there is a full year to discuss influence, et cetera.

<Q>: Could you give us an update on the relationship with Cubist and where that is going to transist? And also give us an update on Astellas and how the European launch is going, please?

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Well, first, let me talk about Cubist. Our relationship is excellent. In the field, we coordinate very well. They multiply our efforts. And we are very pleased with the relationship. And I would hope that you would hear the same from Cubist. We are, however, getting closer to the end of the relationship. We now have roughly about nine months left. It is unlikely that we will continue the relationship because they do have a competitive product. So — but in the meantime, it’s working extremely well to the benefit of both companies.

So a little about Astellas. DIFICID or DIFICLIR has been launched in Europe in Sweden, the Czech Republic, Denmark, I think, Poland, and in the last few weeks, the United Kingdom. In the fall, we will see launches in France, Spain and a few other countries. And next years, we will be — see Germany and the others. So it’s being rolled out. In the early stages of the sales, they look very positive. The most positive element is we have very good reimbursement. So we have seen good opinions in the key countries and expect very good outcomes in terms of reimbursement.

The — again, as a reminder, the average or the lowest price in Europe is around $1,930. It varies with the exchange rate. And in the United Kingdom, it’s around $2,100. So we’re very pleased with how things are developing and we’re working extremely well with Astellas. We have also launched our alliance in Japan and we expect to start the trials very soon in Japan.

<Q>: Will the messaging that you’re going forward with here in the United States be coordinated with the Europeans as well?

<A — Pedro Lichtinger — Optimer Pharmaceuticals, Inc.>: Well, the, how to say, overall strategy of the company should be coordinated. But at the end, you have to adapt to local market conditions. As an example, length of stays in Europe are significantly longer. So while we believe we will have a 6.2 days, I don’t know what the length of stay is in Europe. But in some countries, we might approach the 10 days, on average. This is just the practice that exists in those markets, not only for CDI, but overall. Almost for every disease, Europeans like to keep the patient longer. So, as an example, that is a significant change in market conditions.

Europe does not have this — a split between hospital and retail or it hasn’t expressed in a completely different way, depending on the country. And long-term care is completely different. So I have to say you have to adapt your strategy to every country and I say that having directly managed Europe. Even within Europe, you have to have a very clear umbrella strategy, but allow the flexibility to tailor to local market conditions.

Pedro Lichtinger, President, Chief Executive Officer & Director

Well, thank you very much. I really appreciate it. I mean I’m going to be here a few more minutes. If you want to approach me privately, I’m here. Again, thank you very much for your patience and have a wonderful day.

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